Exhibit 10.3

DEVELOPMENT AGREEMENT

THIS DEVELOPMENT AGREEMENT (“Agreement”) is being entered into as of this 18th day of December, 2012 (the “Effective Date”), by and among SOLOMON DEVELOPMENT SERVICES - ACWORTH, LLC, a Georgia limited liability company (“Solomon”), and CHT ACWORTH GA OWNER, LLC, a Delaware limited liability company (“Owner”).

RECITALS:

WHEREAS, on or about November 1, 2006, Needle Development Inc., a Georgia corporation (“Seller”) and Solomon Holdings IV-Dogwood Acworth, LLC, a Georgia limited liability company (“Original Purchaser”), entered into that certain Real Estate Purchase Agreement (the “Original Purchase Agreement”), by which Seller agreed to sell, and Original Purchaser agreed to purchase, among other things, approximately 7 acres of contiguous land located in Acworth, Georgia (the “Undivided Property”); and

WHEREAS, after the execution of the Original Purchase Agreement, but prior to the date hereof, the Undivided Property has been legally subdivided into two parcels (Lot 1 being approximately 2.95 acres and Lot 2 being approximately 3.99 acres) and the Original Purchase Agreement has been amended to reflect same pursuant to that certain First Amendment to Real Estate Purchase Agreement dated as of the date hereof (the Original Purchase Agreement as amended by the First Amendment, the “Purchase Agreement”);

WHEREAS, by that certain Assignment and Assumption Agreement of even date herewith (the “Assignment”), Original Purchaser assigned, and Owner assumed, the rights and obligations of Original Purchaser under the Purchase Agreement with respect to Lot 1, as more particularly described in the Purchase Agreement (the “Property”); and

WHEREAS, pursuant to the Purchase Agreement, Owner, as the assignee of Original Purchaser with respect to the Property, has purchased from Seller all of its right, title and interest in the Property; and

WHEREAS, Owner is developing, designing, constructing, furnishing, and equipping a new senior housing facility on the Property, with related facilities to be known as Dogwood Forest of Acworth (the “Project”); and

WHEREAS, Owner desires to appoint and retain Solomon to perform certain services in connection with the development, design, construction, furnishing and equipping of the Project, in accordance with the terms and provisions of this Agreement set forth below; and

WHEREAS, the Project will be managed for Owner by Trinity Lifestyle Management II, LLC (“Manager”), and affiliate of Solomon, pursuant to a management agreement (the “Management Agreement”) to be entered into between CHT Acworth GA Tenant Corp., a Delaware corporation (the “Tenant”), in a form acceptable to Solomon, Manager, Tenant, and Owner; and

WHEREAS, Manager’s agreement to enter into the Management Agreement is a condition to Owner entering into this Agreement, and the parties entering into this Agreement is a condition to Owner entering into the Management Agreement, and each covenant, representation, agreement, and warranty of Manager therein is a material inducement for Owner entering into this Agreement; and

WHEREAS, Alfred S. Holbrook, III, an individual, is a principal of Solomon and is joining in this Agreement in connection with certain covenants, representations, and warranties made herein that are related to his continued ownership and control of Solomon during the term of this Agreement; and

WHEREAS, the parties hereto intend to set forth their understanding of the development of the Project and their respective rights and obligations in connection therewith.

NOW, THEREFORE, for the mutual covenants and considerations herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto intending to be legally bound agree as follows:

1. Definitions. As used herein, the following terms shall have the meanings set forth below.

(a) “Adjusted Project Budget” shall mean the Project Budget reduced by all of Purchaser’s actual costs incurred in acquiring the Property; i.e., the Project Budget reduced by the “Site Acquisition” line item cost of One Million Seven Hundred Fifty Thousand and No/100 Dollars ($1,750,000.00) set forth on the Project Budget.

(b) “Architect” shall mean Pimsler Hoss Architects, Inc.

(c) “Architect Agreement” shall mean that certain agreement between Solomon and the Architect with respect to the Project.

(d) “Audio/Visual Systems” shall mean general audio and video systems (audio/video) for the public areas of the Project, entertainment audio/visual systems for common areas and units, and master antenna television distribution system for function spaces.

(e) “Change Order” shall mean a written request by Solomon, a Project Consultant or the General Contractor which authorizes or requests a deletion or addition to the contractual obligations of a Project Consultant or changes, increases or reduces the scope of work, schedule, or price under one of the Contract Documents.

(f) “Construction Contract” shall mean that certain GMP construction contract between Solomon and General Contractor.

(g) “Construction Lender” shall mean Synovus Bank, a Georgia state banking corporation.

(h) “Construction Loan” shall mean that certain loan dated on or about the date hereof from Construction Lender in the amount of $15,073,041 for the development of the Property and construction of improvements thereon.

(i) “Contract Documents” shall mean the Project Budget, Project Schedule, Project Drawings, the Architect Agreement, the Construction Contract and other contracts and agreements entered into by Solomon (or its affiliates) or at Solomon’s request, by Owner, in connection with the development and construction of the Project Development, as from time to time amended, including, but not limited to, the contract to be entered into with the General Contractor, contracts with Project Consultants for the Project Development, and the Contracts, including any general and special conditions and all schedules and exhibits thereto.

(j) “Cost Overruns” shall have the meaning set forth in Section 14.

(k) “Cost Savings” shall have the meaning set forth in Section 7.

(l) “Decorative Items” shall mean, by way of example, but not limitation, artifacts, artwork, banquettes, carpeting, curtains, decorative lighting fixtures, draperies, etched glass, furniture, graphics, interior landscaping, televisions, wall coverings and window treatments.

(m) “Developer Fee” shall have the meaning set forth in Section 6.

(n) “Developer Holdback Account” shall mean an escrow account established with a title company or party mutually acceptable to the parties into which fifty percent (50%) of the Development Fee shall be paid, pursuant to Exhibit 6.

(o) “FMCO Notice” shall have the meaning set forth in Section 14.

(p) “Food Equipment” shall mean all food preparation, cooking and holding equipment; exhaust hoods and hood fire protection systems; general storage layout; refrigerators and freezers (including coils, condensers and compressors); ice-making, beverage dispensing and other food and beverage equipment; dishwashing equipment (except any glass washer included in Housekeeping Equipment); and all other similar items required for a complete food and beverage service of the Project.

(q) “Force Majeure Cost Overruns” shall have the meaning set forth in Section 14.

(r) “Force Majeure Event” shall mean any of the following events or circumstances that directly and adversely affect the area where the Project is located: (a) earthquake, fire, hurricane, tornado, flood or other act of God; (b) ware, act of terrorism, insurrection, rebellion, riots or other civil unrest; (c) epidemics, quarantine restrictions or other public health restrictions or advisories; (d) strikes, lockouts or other labor interruptions not caused by a breach or any term of this Agreement or any term or provision of any collective bargaining agreement affecting the Property by the party claiming the existence of a Force Majeure event; (d) disruption of local, national, or international transport services; (f) embargoes, lack of materials, water, power or telephone transmissions: (g) failure of an applicable governmental authority to issue any approval or the suspension, termination or revocation of any material approvals due to reasons not cause by the party claiming the existence of the Force Majeure event.

(s) “General Contractor” shall mean Choate Construction Company, the general contractor retained by Solomon for the construction of the Project pursuant to the Construction Contract. Other general contractors for the Project, if any, shall be retained pursuant to Section 4(d).

(t) “Governmental Authority” shall mean any board, bureau, commission, department or body of any municipal, county, state or federal governmental or quasi-governmental unit, or any subdivision thereof, having or acquiring jurisdiction over the Project Development or any portion thereof or the management, operation, use or improvement thereof.

(u) “Guarantees” shall have the meaning set forth in Section 13.

(v) “Guarantor” shall have the meaning set forth in Section 13.

(w) “Housekeeping Equipment” shall mean stationary equipment items (including glass washer) to be used by Project employees for cleaning the Project on a regular basis.

(x) “Laundry Equipment” shall mean valet laundry with limited capacity, which includes: washers, dryers, shirt pressers and linen carts.

(y) “Management Agreement” shall mean that certain agreement between Owner and Manager for the management and operation of the Project.

(z) “Manager” shall have the meaning ascribed to such term in the recitals of this Agreement.

(aa) “Material Changes” shall have the meaning ascribed to such term in Section 4(u).

(bb) “Opening Date” shall mean, with respect to the Project, the date as of which: (i) a Certificate of Substantial Completion has been issued for the Project and there has been a final inspection of the Project (as provided for in Section 4(q) below), subject only to minor punch list items which Solomon shall cause to be corrected or completed after such date; (ii) a certificate of occupancy has been issued for the Project by the appropriate Governmental Authority(iii) the Project is fully furnished in accordance with this Agreement; and (iv) the Project is fully licensed and open for business to the public as an assisted living facility in the State of Georgia. As of the date of this Agreement, the projected Opening Date is eighteen (18) months from the Effective Date of this Agreement, with the Project projected to be open for business to the public on the first (1st) day of the nineteenth (19th) month following the Effective Date.

(cc) “Operational Licenses and Permits” shall mean all licenses, permits, and/or approvals required to operate the Project as a senior housing facility with related facilities from all Governmental Authorities having jurisdiction over the Project.

(dd) “Owner Change Order(s)” shall mean any change(s) to the Scope of Work requested by Owner pursuant to Section 5(a)(viii) below.

(ee) “Permits and Approvals” shall have the meaning set forth in Section 4(a).

(ff) “Pre-Opening Activities” shall mean those services performed or caused to be performed by Manager in connection with preparations to prepare the Project for opening, which are described more fully in Section 4(w).

(gg) “Project” shall have the meaning provided in Recitals to this Agreement.

(hh) “Project Budget” shall mean the budget for all costs and expenses that have been, or are expected to be, incurred by Solomon and Owner in connection with the construction, development and opening of the Project, as provided by and as may be modified from time to time in compliance with this Agreement. The Project Budget approved by Solomon and Owner is attached hereto as Exhibit 1.

(ii) “Project Completion” shall have the meaning set forth in Section 4(q).

(jj) “Project Consultants” shall mean the third party consultants, contractors and service providers for the Project, including the General Contractor, which have been or shall be engaged pursuant to Section 4(d). All Project Consultants listed on Exhibit 3 are hereby approved by Owner. Any future Project Consultant retained by Solomon shall be approved by Owner in accordance with Section 4(d).

(kk) “Project Development” shall mean the construction and development of the Project contemplated herein, which shall include all planning, permitting, design, construction, furnishing and equipping associated therewith. The Project Development shall also include all work required to: (x) coordinate the development and construction of the Project with (1) all Governmental Authorities and other persons or entities with authority, or approval rights, over all or part of the Project, and (2) all Project Consultants; and (y) obtain all Permits and Approvals.

(ll) “Project Development Documents” shall have the meaning set forth in Section 4(k).

(mm) “Project Drawings” shall mean the construction drawings and specifications for the Project (including, without limitation, conceptual or schematic documents, interior design drawings and specifications), which shall be prepared, and may be modified from time to time, in compliance with the provisions hereof. As used herein, the term “initial Project Drawings” shall mean the initial Project Drawings for the Project, identified on Exhibit 2.

(nn) “Project Reports” shall have the meaning set forth in Section 4(i).

(oo) “Project Schedule” shall mean the schedule for completion of the Project and all components thereof as may be modified from time to time, in compliance with the provisions hereof. As used herein the term “initial Project Schedule” shall mean the Project Schedule identified on Exhibit 5, which is hereby approved by Solomon and Owner. If a Force

Majeure Event occurs, then the completion date for the Project, as provided for in the Project Schedule, shall be extended one day for each day commencing with the start of the cause or circumstance giving rise to the Force Majeure Event and ending as soon as possible after that cause or circumstance has ceased to have effect.

(pp) “Project Systems” shall mean management systems, including front office, back office and accounting management systems; the Manager’s automated payroll system; point-of-sale systems, including food, beverage and retail functions; and word processing and personal computer applications.

(qq) “Punchlist Items” shall mean all items at variance in any material respect with the Contract Documents or any defects in construction or installation upon Substantial Completion.

(rr) “Scope of Work” shall mean all necessary or required efforts to complete the Project Development in accordance with the Contract Documents, including without limitation the Project Drawings, and shall include procuring and installing all FF&E and Inventories (as defined in the Management Agreement), Trade Equipment, Audio/Visual Systems, Telecommunication Systems, Decorative Items, and Security Systems appropriate and necessary to operate the Project as an assisted living Project with related amenities and the Pre-Opening Activities described in Section 4(w).

(ss) “Security Systems” shall mean closed circuit television camera monitoring system, two-way radio system, and other special security systems required for the Project.

(tt) “Solomon” shall have the meaning set forth in the recitals of this Agreement.

(uu) “Substantial Completion Date” shall have the meaning set forth in Section 13.

(vv) “Telecommunication Systems” shall mean the telephone equipment for the Project, including a private branch exchange system (“PBX”), if any, call accounting and pocket paging system.

(uu) “Tenant” shall have the meaning ascribed in recitals of this Agreement.

(ww) “Trade Equipment” shall mean Food Equipment, Laundry Equipment and Housekeeping Equipment.

2. Scope of Work.

(a) Standard of Conduct. The Project Development shall be undertaken and the Scope of Work completed pursuant to the provisions hereof and the parties hereto shall perform and fully discharge all of their duties, responsibilities and obligations set forth herein diligently, promptly and in full compliance with the provisions hereof, in a manner consistent with that degree of care and skill ordinarily exercised by developers of commercial projects similar in size and nature to the Project Development.

(b) Project Drawings. Solomon and Owner hereby approve the initial Project Drawings for the Project Development identified on Exhibit 2 of this Agreement.

3. Management of Project.

(a) General. The parties agree that Solomon and Owner shall have the right, responsibility, power and authority to cause the completion of the Project Development, subject to the provisions hereof.

(b) Cooperation. Solomon and Owner shall cooperate with each other with the goal of completing the Project Development: (i) pursuant to the provisions hereof; and (ii) in accordance with the Contract Documents.

4. Rights and Obligations of Solomon. Solomon shall have the responsibility for causing completion of the Project Development pursuant to the provisions hereof, subject to Owner’s rights as set forth in this Agreement, and Solomon shall fully perform and discharge all of the duties, responsibilities and obligations required to complete the Project Development in accordance with the Contract Documents. Solomon’s responsibilities shall include the following:

(a) Permits and Approvals. Except as otherwise provided in this Agreement, Solomon shall be required to submit, process and prepare all applications, plans, specifications, permits and approvals, and related information and documents as may be required by any and all Governmental Authorities having jurisdiction over the Project Development and the performance of Solomon’s obligations under this Agreement (together, the “Permits and Approvals”). In furtherance of this provision, no later than thirty (30) days after the date of this Agreement, Solomon will deliver to Owner an inventory of the Permits and Approvals, a schedule of when the Permits and Approvals are anticipated to be obtained (to the extent not already issued), and copies of any existing Permits and Approvals (together, the “Permit Schedule”). The Permit Schedule shall be updated monthly by Solomon on the last Friday of each month during the term of this Agreement, until such time as all the Permits and Approvals required for the Project Development have been obtained and copies of the same have been delivered to Owner. Solomon shall be responsible for overseeing the implementation and performance of its obligations hereunder in compliance with the Permits and Approvals. In addition, to the extent required by applicable law, or permissible under applicable law, Solomon shall be obligated to assign and transfer the Permits and Approvals to Owner, in whole or in part as applicable, to the extent the same relate to or affect Owner’s ownership, use or occupancy of the Facility.

(b) Lien Law. From draws on the Construction Loan, make all payments required to all third parties in conformity with the requirements of the Construction Lien Law of Georgia (O.C.G.A. s. 44-14-36- et seq.), so that such third parties will not be entitled to file mechanic’s or materialman’s lien arising under the Construction Lien Law of Georgia or similar claim arising in equity. For purposes of clarification, Solomon shall not be deemed to be in default of this paragraph (b) if a third party files a lien against the Property if such third party did not have a right to file such lien pursuant to the Construction Lien Law of Georgia.

(c) Sales Tax. From draws on the Construction Loan, cause the General Contractor to comply with the Georgia Sales and Use Tax law as it may apply to any and all of its respective obligations hereunder, and to the supplies, materials and equipment purchased or leased in connection therewith.

(d) Project Consultants. Engage, as agent for Owner, and supervise and coordinate all Project Consultants as necessary to complete the Project Development pursuant to the provisions hereof. A list of the Project Consultants currently under contract with Solomon is attached hereto as Exhibit 3. Additional Project Consultants, including any replacements, shall be selected and engaged by Solomon; provided that Owner shall have given prior, written approval of the retention of all additional or replacement Project Consultants and the terms of their engagement (including the material provisions of their contracts). Owner’s approval of any additional or replacement Project Consultants shall not be unreasonably withheld. If Owner refuses to approve a proposed additional or replacement Project Consultant, it must provide Solomon with documentation sufficient to demonstrate the reasons for its disapproval. If such approval or disapproval is not given by Owner in writing within seven (7) business days after the date Solomon provides written request for same from Owner, the replacement Project Consultant shall be deemed approved, unless Owner informs Solomon prior to the lapse of that time, that additional time is needed to make a determination. In the event that additional time is required, any decision must be made without unnecessary delay, and in any case, within ten (10) business days of the original, written Solomon request for approval. In the event that the parties agree in writing that either Solomon or Owner should undertake the scope of work of a Project Consultant, then Solomon or Owner, as the case may be, shall be compensated for any Project Consultant services supplied based on the amounts contained in the Project Budget for that particular scope of services.

(e) Supervision. Supervise completion of the Project Development and the work of the Project Consultants and administer the Contract Documents, to maintain compliance with the Scope of Work, the Project Drawings, the Project Budget and the Project Schedule. Solomon shall supervise the General Contractor and use commercially reasonable efforts to ensure that the work of the General Contractor and all trade contractors conforms to the requirements of the Contract Documents, as determined in accordance with usual and customary construction practices, and Solomon shall use commercially reasonable efforts to ensure that corrections to any work that is deficient or out of compliance with the Contract Documents is timely made by or on behalf of the General Contractor in a manner so as to not affect the efficient progress of the work.

(f) Project Schedule. Establish, manage and periodically update the Project Schedule to reflect approved revisions and communicate such revisions to Owner.

(g) Project Drawings. Cause the preparation of any necessary revisions to the Project Drawings by the Architect and deliver such revisions to Owner for its review and approval to the extent required by Section 4(u) of this Agreement.

(h) Project Budget. Manage the Project Budget in accordance with the terms of this Agreement. All construction costs pursuant to the Construction Contract (“Hard Costs”) shall be disbursed in accordance with the Construction Loan document requirements attached hereto as Exhibit 8 attached hereto. All non construction related costs (“Soft Costs”) shall be disbursed as instructed by Solomon to Construction Lender in its sole discretion.

(i) Reports. Make available to Owner (and its representatives) all non-proprietary reports and other information relating to the progress of the Project Development and/or provided by the General Contractor, the Architect and other Project Consultants (the “Project Development Reports”). Owner (and its representatives), at its expense, shall be entitled to make copies of any or all Project Development Reports and provide Owner with an accrual-basis balance/sheet/trial balance sheet within ten (10) days following the end of each calendar month and a weekly check register through the last day of the month following the end of each calendar quarter month.

(j) Delivery of Review Material. Promptly deliver, or cause the applicable Project Consultant to promptly deliver, all documents and information that Owner is obligated to review pursuant to the provisions hereof, or that Owner has the right to review pursuant to the provisions hereof and requests in writing from Solomon.

(k) Books and Records. Maintain the books and records of the Project Development including originals and copies of all contracts, Change Orders, drawings, plans, specifications, and the like (collectively, the “Project Development Documents”), and at Owner’s request, make the same available to Owner at all reasonable times. To the extent applicable, the accounting records constituting a part of the Project Development Documents shall be maintained in a professional and businesslike manner, in accordance with customary development practices. In addition, at Owner’s request, Solomon shall cause the General Contractor to make the shop drawings and product data available to Owner at all reasonable times.

(l) Project Status. At all times keep Owner reasonably informed about the status of the Project, including those changes that do not require Owner’s approval pursuant to Section 4(u) hereof, and at least once per calendar month submit or cause the General Contractor to submit a written report to Owner describing the status of the Project Development in a form substantially similar to Exhibit 4, attached hereto.

(m) Performance. Endeavor to obtain satisfactory performance from the General Contractor and each of the subcontractors, materials suppliers and laborers as well as the Project Consultants employed in the performance and satisfaction of the Project Development and, in the event of unsatisfactory performance, implement courses of action for administering and curing such deficiencies. Solomon shall determine whether or not the work of the General Contractor and each of the subcontractors is being performed substantially in accordance with the requirements of the Contract Documents, endeavoring to prevent or minimize defects and deficiencies in the work.

(n) Submission of Changes. Submit in writing to Owner for its prior review and approval Material Changes as described in Section 4(u). Owner shall review and approve or disapprove such submissions within seven (7) business days from receipt of Solomon’s written proposal, unless Owner informs Solomon prior to the lapse of that time that additional time is needed to make such determination. In the event additional time is required, any decision must be made without unnecessary delay, and in any case, within ten (10) business days of the original, written proposal. If Owner does not provide Solomon with its approval, disapproval or request for additional time within the time period provided, then such proposed change shall be deemed accepted and approved.

(o) Review of Proposals. Review and approve or disapprove within seven (7) business days from receipt of Owner’s written proposal submitted pursuant to Section 5(a)(viii), unless Solomon informs Owner prior to the lapse of that time, that additional time is needed to make such determination. In the event additional time is required, any decision must be made without unnecessary delay, and in any case, within ten (10) business days of the original, written Owner proposal. If Solomon does not provide Owner with its approval, disapproval or request for additional time within the time period provided, then such proposed change shall be deemed accepted and approved.

(p) On-site Representative. Provide to the Owner’s on site visiting representative, at Owner’s expense, reasonably adequate space together with reasonable access to a telephone, fax machine, data line, copier and other customary support facilities at the Project Development to assist Owner in exercising its rights and obligations under this Agreement.

(q) Substantial Completion. Coordinate with the Architect the issuance of a Certificate of Substantial Completion (as contemplated under AIA Form B141) for the Project Development and supervise and conduct with the Architect and General Contractor a final inspection of the Project Development in the presence of Owner. Following such final inspection, Solomon shall prepare, in concert with the Architect and General Contractor, a final report describing the Punchlist Items and, after approval thereof by Owner (which approval shall not be unreasonably withheld or delayed), supervise the General Contractor and/or subcontractors, as appropriate, in the satisfaction of the Punchlist Items in accordance with the terms of this Agreement. The project completion date (the “Project Completion Date”) shall be the date that each of the following have occurred:

(i) A final certificate of occupancy has been issued by the appropriate governmental authority;

(ii) A certificate of substantial completion has been provided by the Project architect;

(iii) A written notice from the Construction Lender and/or its inspecting engineer that the Project is “completed” to the Construction Lender’s satisfaction and, if applicable, written notice for the inspecting engineer retained by Owner that the Project is substantially completed;

(iv) The compilation of a “punchlist of items requiring work, the aggregate cost of which is no more than 2.5% of the Project Budget;

(v) The General Contractor’s final affidavit and lien release, unless outstanding items are bonded over the Owner’s satisfaction and an ALTA Policy of Title Insurance is delivered that shows no liens or rights to liens on the Project; and

(vi) The execution, delivery and recording of all easement and other agreements between Owner and Original Purchaser, the owner of Lot 2 adjacent to the Property, contemplated pursuant to the Declaration of Restrictions and Agreement to Convey Easements;

(vii) Receipt of all Operational Licenses and Permits that are necessary for the Manager to supervise, direct and control the day to day business activities and management of the Project and all phases of its operations in the name of and on behalf of Tenant upon the terms and conditions stated in the Management Agreement and in compliance with all Legal Requirements (as such term is defined in the Management Agreement).

(viii) Assignment by Solomon of all contractor warranties and warranties and guaranties given covering any furniture, equipment, machinery, building supplies and materials, appliances, fixtures and other property now or hereafter located on or placed upon or relating to the Project , including, without limitation, warranties on the roof, and warranties on the air conditioning, heating and other appliances and equipment.

(r) Quality Materials. Determine, with the Architect, that all Contract Documents require that all materials and equipment installed during Project Development will be new unless otherwise specified, and use commercially reasonable efforts to ensure that all work performed in connection with the Project Development will be of good quality, free from defects and substantially in accordance with the requirements of the Contract Documents. All work not substantially conforming to the requirements of the Contract Documents shall be considered defective. Solomon shall provide, or cause Architect to provide, prompt notice to Owner of all defects.

(s) Insurance. Throughout the term of this Agreement, Solomon shall provide and maintain, or cause the General Contractor or any subcontractors to provide and maintain, at no cost to Owner except as included in the Project Budget, the following insurance:

(i) All risk builder’s risk insurance policy for the Project Development including performing services with respect to the Project to maintain insurance coverage, at such party’s expense, consistent with Owner’s requirements as set forth on Exhibit 7. Solomon will obtain and keep on file a certificate of insurance for each service contract and major subcontract which shows that each party is so insured. Owner and Solomon shall be named as additional insureds with respect to appropriate coverages. Solomon shall upon Owner’s request, furnish Owner with appropriate certificates evidencing the insurance required to be maintained by Solomon as set forth on Exhibit 7. Owner hereby acknowledges that the insurance certificates provided by Solomon to Owner prior to the date hereof meets the requirements set forth on Exhibit 7. If Solomon for any reason fails to obtain and/or maintain in force any of the insurance required, then Solomon shall and Solomon does hereby agree to, indemnify Owner against, and hold, save, and defend Owner harmless from, any and all claims, demands, actions, causes of actions, suits, liabilities, damages, losses, costs and expenses of any kind or nature whatsoever (including, without limitation, reasonable attorneys’ fees and court costs incurred in enforcing this indemnity and otherwise) which Owner may suffer or incur, or which may be asserted against Owner, because of Solomon’s failure to obtain or maintain such insurance.

(ii) Waiver of Subrogation for Builder’s Risk Insurance. Owner and Solomon waive all rights against each other and any of their respective agents, employees and independent contractors, and the agents and employees of such independent contractors, for damages caused by fire or other causes of loss to the extent required to be covered by Builders Risk Insurance required to be obtained by Solomon or to the extent covered by other property insurance applicable to the Project, except such rights as they have to proceeds of such insurance held by the Owner as fiduciary. Owner or Solomon, as appropriate shall require of their agents and independent contractors, if any, by appropriate agreements, written where legally required for the validity, similar waivers each in favor of other parties enumerated herein. The Builder’s Risk Policy shall provide such waivers of subrogation by endorsement or otherwise. A waiver of subrogation shall be effective as to a person or entity even though that person or entity would otherwise have a duty of indemnification, contractual or otherwise, did not pay the insurance premium directly or indirectly, and whether or not the person or entity had an insurable interest in the property damaged.

(t) General Rights. Solomon shall have the right, power and authority to perform all actions that Solomon deems necessary or desirable in order to complete the Project Development and to fulfill its obligations hereunder under this Agreement, subject to and in accordance with Owner’s rights under this Agreement.

(u) Changes to Project Drawings and the Contract Documents. Solomon shall provide prior written notification to Owner of any change to the Contract Documents. In addition, Solomon shall obtain the prior written approval of Owner, which shall not be unreasonably withheld, before making any change to the Contract Documents or approving any Change Order that will: (i) change the design intent of the Project Drawings; (ii) materially modify the term, scope or price of any of the Contract Documents; (iii) re-allocate costs within the Project Budget line items in the event there is a Cost Overrun with respect to a Project Budget line item; or (iv) increase or decrease the Project Budget by more than five percent (5%) or Twenty Thousand Dollars ($20,000) per individual change or One Hundred Thousand Dollars ($100,000) in the aggregate. The foregoing changes described in this Section 4(u) shall be referred to collectively as “Material Changes.” If, in Solomon’s reasonable business judgment, a Material Change must be undertaken without first receiving Owner’s prior written approval because (a) such Material Change is necessitated by any immediate life, health or safety issue, or (b) to await written approval of the Material Change would result in delay to the Project Schedule and such delay would result in an extraordinary expense, then Solomon must inform Owner of such event before proceeding and, thereafter, immediately seek Owner’s written approval. Owner shall grant its approval if, in its reasonable business judgment, it determines that Solomon acted reasonably in making its determination to proceed without first obtaining Owner’s prior written approval. Owner shall be deemed to have approved any Material Change if it has not given written notice to Solomon of its disapproval within seven (7) business days after the date on which Solomon submits such Material Change to Owner, together with such supporting documentation as Owner may reasonably request, unless Owner informs Solomon prior to the lapse of that time, that additional time is needed to make such determination. In the event additional time is required, any decision must be made without unnecessary delay, and in any case, within ten (10) business days of the original, written Solomon proposal.

(v) Loan Compliance. Solomon will make a good faith effort to provide Owner with assistance in providing commercially reasonable additional reports required by Construction Lender or otherwise fulfilling commercially reasonable requests made by Construction Lender of Owner.

(w) Pre-Opening Activities. Owner and Solomon recognize that certain activities must be undertaken, commencing promptly following the Effective Date and in advance of the opening of the Project, so that the Project can function in an appropriate and orderly manner on the Opening Date. These Pre-Opening Activities (including reimbursement for Manager’s employee and related marketing expenses allocated to such activities estimated to be $12,000 per month) are included in the Project Budget to be paid beginning with the Effective Date. Furthermore, Manager a will be paid a fee (either delivered to Solomon for payment to Manager or paid directly to Manager) for such Pre-Opening Services in the amount of Thirty Six Thousand Dollars ($36,000) in three equal monthly installments of Twelve Thousand Dollars ($12,000) commencing three months prior to the Opening Date. Accordingly, prior to the Opening Date, Solomon will cause Manager to:

(i) Recruit, train and employ the staff required for the Project;

(ii) Negotiate concession contracts and leases for the Project, to the extent required;

(iii) Undertake pre-opening promotion and advertising, including opening celebrations and related activities;

(iv) Review and approve the conceptual design (architectural theme and building massing) and any changes thereto;

(v) Test and, if necessary, implement modifications of the operations of the Project;

(vi) For a period ending not later than sixty (60) days after the Opening Date, make provisions to provide a task force of personnel to supervise and assist the pre-opening and opening operations;

(vii) Apply for and obtain the initial licenses and permits required for the operation of the Project;

(viii) Equip the Project with the initial Inventories (as defined in the Management Agreement) required for the operation of the Project; and

(ix) In general, render such other miscellaneous services incidental to the preparation and organization of the Project’s operations as may be reasonably required for the Project to be adequately staffed and capable of operating on the Opening Date and during the year, including development and implementation of marketing and sales programs, accounting and budgeting controls and similar operation items, as contemplated by the Management Agreement.

5. Rights and Obligations of Owner. Owner shall participate in the Project Development pursuant to the provisions hereof and subject to Solomon’s rights as set forth above. In fulfilling such obligations, Owner shall:

(a)

(i) Assign and authorize a representative located on or near the Project to monitor the Project Development and act as the primary Owner liaison for Solomon with respect to the Project;

(ii) Review and approve the site plan for the Project, Permits and Approvals, and the Permit Schedule. Owner shall be entitled to participate in the permitting process and shall be entitled to attend (and shall be given reasonable notice of) all meetings with governmental or quasi-governmental authorities or agencies regarding the site plan and the Permits and Approvals or applications therefore;

(iii) Review and approve the programming of the Project Development and any changes thereto (e.g., the square foot program, market analysis, market position, Project Development phasing, unit mixes and Project amenities).

(iv) Review and approve residential floor plans, finishes, fixtures and appliances;

(v) Review and approve interior design and color board presentations;

(vi) Review and approve marketing strategies and model sales units;

(vii) Owner hereby acknowledges that it has approved all Project Consultants listed on Exhibit 3. Owner shall be entitled to review and approve all additional Project Consultants or replacement Project Consultants in accordance with Section 4(d) of this Agreement.

(viii) Suggest to Solomon for its approval or disapproval changes to the Scope of Work provided that, in Solomon’s reasonable discretion, such changes shall not compromise Project Schedule or increase the Project Budget. If the proposed changes do not compromise the Project Schedule or increase the Project Budget, then Solomon’s approval shall not be unreasonably withheld;

(ix) Review, and approve or disapprove Material Changes in a timely and reasonable manner as detailed in Section 4(u) hereof;

(x) Have the right during the actual construction of the Project to attend all progress meetings, any General Contractor draw request meetings and other significant meetings with Project Consultants or other third parties regarding the Project Development;

(xi) Review all Change Orders, material correspondence, applications for payment from Project Consultants and evidence of payment relating to the Project Development;

(xii) Use commercially reasonable efforts and diligence to cooperate with Solomon with respect to the drafting and negotiation of the easement agreements described in Section 4(q)(vi).

(xiii) Upon Solomon’s request, use commercially reasonable efforts to cooperate with Solomon to obtain the Operational Licenses and Permits as described in Section 4(q)(vii) to the extent required and permitted under applicable laws.

By its execution of this Agreement, Owner confirms that it has granted all approvals required of it pursuant to Sections 5(a)(ii)-(vii) above, and Owner ratifies Solomon’s execution of the contract with the General Contractor for the construction of the Project;

(b) Solomon’s Role. Owner acknowledges and agrees that Solomon shall have the primary management obligations described in Section 4 above, and Owner shall cooperate with Solomon to ensure that Solomon is able to fulfill such obligations pursuant to the provisions hereof.

(c) Approval Rights. Owner shall have the right to approve all Material Changes in accordance with the procedure set forth in Section 4(u) of this Agreement. Any approval required by Owner pursuant to this Section 5(c) or Sections 5(a)(ii)-(viii) shall not be unreasonably withheld or delayed.

(d) Dispute Resolution. In the event that there is a dispute among the parties or if Owner disapproves any Material Changes, Solomon may either agree or disagree with such disapproval. In the event that Solomon disagrees with such disapproval by Owner, or if the parties are unable to resolve any other disputes, Solomon and Owner will work in good faith to resolve such dispute or disagreement; provided, however, that Solomon may precede with such portion(s) of the Material Changes that Owner has not specifically disapproved. In addition, if Solomon and Owner are unable to resolve such dispute or disagreement after ten (10) business days of good faith discussions and the non-resolution of the matter of dispute or disagreement adversely impacts the Project Schedule or the Project Budget, Solomon and Owner shall submit the dispute or disagreement to a mediator for non-binding mediation, such mediator to be jointly selected by Solomon and Owner and the cost of such mediator equally shared between Solomon and Owner. If the non-resolution of the matter of dispute or disagreement does not adversely impact the Project Schedule or the Project Budget, the parties shall continue to negotiate in good faith until agreement is reached or until further delay will adversely impact the Project Schedule or the Project Budget. If such time arises when a further delay will adversely impact the Project Schedule or the Project Budget, the parties will submit the dispute or disagreement to a mediator as described in this Section 5(d) for binding mediation.

6. Payment of Construction-Related Expenses.

(a) Solomon Developer Fee. In consideration for the services provided pursuant to this Agreement, Owner will pay Solomon a development fee of four percent (4%) of an amount equal to the Adjusted Project Budget (the “Developer Fee”), payable in accordance with the schedule attached hereto as Exhibit 6.

(b) Draw Requests. All draw requests for construction costs and draws on the operating loss reserve (to the extent required) shall be submitted to Owner for review and payment; provided that, to the extent to be paid pursuant to the Construction Loan, Owner will then submit such requests to lender for payment (absent an Owner objection to the matters contained therein) and shall thereafter be paid by Construction Lender within fifteen (15) business days of receipt of the request pursuant to the draw procedures established by the Construction Loan. For draw requests to be funded from Owner’s equity, all draw requests shall be submitted to Owner for review and, absent any Owner objection to the matters contained therein, shall be paid within fifteen (15) business days. If there are any disputed items within a draw request, all other items will be paid or forwarded to the Construction Lender for payment, to the extent consistent with the draw requirements under the Construction Loan.

7. Cost Savings and Overruns. If, upon Project Completion, the Project Development is completed for less than the total amount provided in the Project Budget through Project Completion, then Owner shall have the option of either retain the savings or use such savings to reduce the principal balance then due under the Construction Loan. If, after Project Completion, at the time the Project achieves operational stabilization, such stabilization was achieved for less than the total amount provided in the Project Budget (“Cost Savings”) through stabilization, then (i) if any Force Majeure Cost Overruns funded by Solomon remain outstanding, then such Cost Savings shall first be used to reimburse Solomon for such Force Majeure Cost Overruns, and thereafter (ii) the remaining Cost Savings, if any, may in Owner’s option be retained by Owner or used to reduce the principal balance then due under the Construction Loan.

8. Term. The provisions of this Agreement, and the rights and obligations of Solomon and Owner hereunder, shall terminate upon the Project Completion, the full and final payment of all Project Consultants pursuant to the provisions of the Contract Documents and the full and final payment of all amounts due pursuant to Section 6 above.

9. Health, Safety and Protection. In the performance of its obligations hereunder, each party will comply with all applicable laws, ordinances, rules, regulations, standards, requirements and orders of any agency or organization having jurisdiction for the health, safety or well-being of persons or property or to protect them from damage, injury or loss during the construction of the Project. Each party will use commercially reasonable efforts to ensure that its contractors, agents, employees, consultants and other representatives erect and maintain, as required by the nature of the task, all necessary facilities and safeguards for the health, safety and protection to prevent damage, injury or loss during the construction of the Project.

10. Management Agreement, Concurrently with the execution of this Agreement, Tenant and Manager are entering into the Management Agreement, which, as set forth in more detail therein, shall become effective upon Project Completion. The covenants, obligations, agreements, representations, and warranties of Manager under the Management Agreement are material inducements to Owner entering into this Agreement. Any default of Manager under the Management Agreement shall be a default of Solomon under this Agreement. Also, and as set forth in the Management Agreement, any default of Solomon under this Agreement shall be a default of Manager under the Management Agreement. In the event that Solomon or the Manager, as applicable, is a debtor in bankruptcy at any time while either this Agreement or the Management Agreement is in effect, the Management Agreement and this Agreement are indivisible and interdependent parts of the same agreement, and shall not be construed as severable for purposes of executory contract assumption and/or rejection by Solomon and/or Manager under Title 11 of the U.S. Code, notwithstanding any indication to the contrary.

11. Default. If any party hereunder shall fail to perform any of the material covenants and agreements contained herein, the Guarantor fails to make payments as required by the Guarantees, and/or Solomon fails to perform any of the covenants and agreements under the Contract Documents and such condition or failure continues for a period of ten (10) days (or such additional period as may be reasonably required to effectuate a cure of the same) after written notice thereof from the other party hereto, then:

(a) In the event that Owner is the defaulting party, Solomon’s sole remedy shall be to terminate this Agreement, in which event the entire Developer Fee shall be paid to Solomon as liquidated damages within ten (10) days of the Owner’s receipt of written notice of such termination, and the parties shall have no further rights or obligations under this Agreement; or

(b) In the event that Solomon and/or Guarantor are the defaulting party, then Owner may terminate this Agreement, in which case the parties shall have no further rights or obligations under this Agreement (provided however, Guarantor shall remain liable under the Guarantees, as applicable).

Notwithstanding the foregoing, neither party shall have any further liability or obligation to pay any Developer Fee to the other party that accrue after the effective date of such termination. If any lawsuit or other legal proceeding arises in connection with the enforcement of this Agreement, the prevailing party therein shall be entitled to receive from the non-prevailing party the prevailing party’s costs and expenses, including reasonable attorneys’ fees, incurred in connection therewith, in preparation therefore and on appeal therefrom, which amounts shall be included in any judgment therein.

12. Notices. Notices to be given under the terms of this Agreement shall be in writing and delivered by hand, or sent by certified or registered mail, postage prepaid, return receipt requested, or sent by a recognized, national overnight delivery service, or sent by e-mail with a follow up sent by one of the other methods provided for herein:

To Owner:	CHT Acworth GA Owner, LLC
c/o CNL Healthcare Trust, Inc.
450 South Orange Avenue, Suite 1200
Orlando, FL 32801
Attn: Holly J. Greer, SVP and General Counsel and Joseph T. Johnson, SVP and Chief Financial Officer
E-mail: Holly.Greer@cnl.com
E-mail: Joseph.Johnson@cnl.com

with a copy to:	Lowndes, Drosdick, Doster, Kantor & Reed, P.A.
215 North Eola Drive
Orlando, FL 32801
Attn: William T. Dymond, Esquire
E-mail: william.dymond@lowndes-law.com

To Solomon:	Solomon Development Services – Acworth, LLC
Al Holbrook, Chief Executive Officer
48 Old Roswell Street
Atlanta, GA 30004
Email: aholbrook@solomonliving.com

with a copy to:	Krevolin & Horst
One Atlantic Center
1201 W. Peachtree Street, Suite 3250 Atlanta, GA 30309 Attn: Stanley G. Brading, Esq.
E-mail: sbrading@khlawfirm.com

or at such other address as is from time to time designated by the party receiving the notice. A notice shall be deemed to have been given upon delivery, evidenced by appropriate signature, pursuant to the methods described above.

13. Guarantees. Contemporaneous to the execution of this Agreement, Solomon (the “Guarantor”) is executing and delivering to Owner certain Guarantees (the “Guarantees”), by which and as set forth in more detail therein, Guarantor has guaranteed the covenants, representations, and warranties of Solomon under this Agreement and shall indemnify Owner for damages resulting from Solomon’s breach of the same. Furthermore, by the Guarantees, Guarantor has guaranteed and covenanted that: (a) substantial completion of the Project shall occur on or before the date set forth in the Project Schedule (as may be adjusted pursuant to Section 1(oo) hereof) (the “Substantial Completion Date”), and the Guarantor shall indemnify Owner for liquidated damages that are a result of substantial completion not occurring on or before the Substantial Completion Date in the amount, for each day after the Substantial Completion Date that substantial completion occurs, of the daily interest then due under the Construction Loan plus a reasonably-determined allocation of lost or delayed daily revenues resulting from such delay, as the sole remedy therefore; and (b) the Project shall be completed at a cost equal to or below the Project Budget, and in the event the actual costs to complete the Project exceed the Project Budget, then Guarantor shall be liable for the Cost Overruns as set forth herein at Section 14.

14. Cost Overruns. If the Project is completed for more than the total amount provided for in the Project Budget, then unless the increase resulted from an Owner Change Order, such increase (“Cost Overruns”) shall be the responsibility of and paid by Solomon and/or the Guarantor.

In the event that Solomon and/or Guarantor is required to fund, and actually funds, additional costs for the Project that are the result of a Force Majeure Event (“Force Majeure Cost Overruns”), then Solomon and/or Guarantor shall be reimbursed by Owner as provided herein for Force Majeure Cost Overruns if after Project Completion: (i) Solomon is managing the property; (ii) the Management Agreement is in effect and Solomon is not in default thereunder, and (iii) the Project generates NOI (as such term is defined in the Management Agreement) for a month in which clause (i) and (ii) of this Section 14 are satisfied that is in excess of CNL’s Subordinated NOI Threshold (as such term is defined in Management Agreement) (the “Reimbursement Cash Flow”). In the event that there is Reimbursement Cash Flow, then Owner shall reimburse Solomon for Force Majeure Cost Overruns by paying to Solomon and/or Guarantor an amount equal to the lesser of (x) the Reimbursement Cash Flow or (y) twenty percent (20%) of the rent actually received by Owner from the Tenant during the month that the Reimbursement Cash Flow was generated, until such time as Solomon and/or Guarantor is fully reimbursed for such Force Majeure Cost Overruns. If the Property is sold, or Owner refinances the Project and Owner receives loan proceeds in excess of the amount refinanced prior to Solomon and/or Guarantor being reimbursed for all Force Majeure Cost Overruns pursuant to this paragraph, then Solomon and/or Guarantor shall be reimbursed for all outstanding Force Majeure Cost Overruns from the proceeds of such sale or refinancing. Upon reimbursement for all such Force Majeure cost Overruns, Solomon and/or Guarantor shall execute and deliver to Owner such documentation as reasonably requested by Owner confirming the reimbursement of Solomon and/or Guarantor for all Force Majeure Cost Overruns and a release of Owner and its affiliates of any further liability with respect thereto.

Notwithstanding anything herein to the contrary, a condition precedent to any Cost Overrun being deemed and/or considered a Force Majeure Cost Overrun is that Solomon shall submit information in writing to Owner regarding such Cost Overrun together with a reasonably detailed written explanation with any and all documentation supporting Solomon’s assertion that said Cost Overrun is a Force Majeure Cost Overrun (the “FMCO Notice”). Any Cost Overrun for which Owner does not receive a FMCO Notice prior to thirty (30) days after the corresponding Project Budget line item has been exceeded (which period shall be extended for an additional thirty (30) days (for a total of sixty (60) days) if Solomon was not aware, and could not reasonably have been aware, that such additional cost was caused by a Force Majeure Event during the initial thirty (30) day period), shall be deemed to not be a Force Majeure Cost Overrun and therefore, the sole liability of Solomon and Guarantor. Upon receipt of any FMCO Notice, if Owner disputes the characterization of any part of such Cost Overrun being a Force Majeure Cost Overrun, Owner shall so notify Solomon and/or Guarantor and Owner and Solomon and/or Guarantor shall use good faith, commercially reasonable efforts to resolve such dispute within thirty (30) days following the delivery of the FMCO Notice. If, despite such good faith commercially reasonable efforts, the parties are not able to resolve such dispute, then such issue shall be submitted to mediation for resolution in accordance with the terms of Section 5(d). Pending such resolution, Solomon and/or Guarantor shall fund such Cost Overrun in order to maintain the Project Schedule.

15. Key Principals. Alfred S. Holbrook, III, an individual, hereby covenants that he shall at all times during the term of this Agreement, if alive, be an active member of Solomon and collectively hold at least a fifty-one percent (51%) equity interest in Solomon and maintain decision making control with respect to Solomon, unless Owner consents to a lesser interest, which consent may be granted or withheld in Owner’s sole and absolute discretion. Notwithstanding the foregoing, in the event that Alfred S. Holbrook, III elects to sell, assign or otherwise transfer any of his interest in Solomon, such that he no longer holds at least a fifty-one percent (51%) equity interest in Solomon or does not maintain decision making control over Solomon, then Owner shall not unreasonably withhold its consent to such sale, assignment or transfer provided (a) no uncured Event of Default by Solomon then exists, (b) Alfred S.

Holbrook, III gives Landlord prior written notice of such sale or assignment, (c) such purchaser, assignee, or transferee shall be a natural person who shall hold and maintain decision making control with respect to Solomon, (d) such assignee, transferee or purchaser has the same or greater financial net worth as Alfred S. Holbrook, III (e) such assignee, transferee or purchaser has a demonstrated history of developing facilities comparable to the Project in the State of Georgia, (f) such assignee, transferee or purchaser is not, in Owner’s reasonable discretion, a person known in the community as being of bad moral character, or who has been convicted of a felony in any state or federal court, (g) such assignee, transferee or purchaser is not currently in default with respect to any agreement with Owner or affiliate or subsidiary of Owner, and (h) such assignee, transferee or purchaser, or any entity owned or affiliated with such person, is not currently involved in any dispute and/or litigation with Owner or any of its affiliates or subsidiaries. If all conditions (a) through (h) above are satisfied, then Alfred S. Holbrook, III shall be released of any further liabilities or obligations under this Agreement. Any sale, assignment or transfer of Alfred S. Holbrook, III’s interest in Solomon without the prior written consent of Owner shall be voidable at Owner’s option.

16. Miscellaneous.

(a) This Agreement may be executed in a number of identical counterparts. If so executed, all counterparts shall, collectively, constitute one agreement, but in making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart, provided that photocopy or facsimile copies of the signatures of all parties are produced.

(b) The provisions of this Agreement shall not be modified, amended, waived, discharged or terminated except by a written document signed by all of the parties hereto.

(c) No party, except for such liability to each other and their respective affiliates as contemplated herein, shall be liable to any nonparty for any matters relating to the Project, including defective or delayed portions of the Project Development and construction means, methods or techniques, and all nonparties shall look solely to such rights under the Contract Documents, if any, and the warranties contained therein, for any matters or claims relating to the Project.

(d) This Agreement and its validity, interpretation and enforcement shall be governed by the laws of the State of Georgia.

(e) The provisions of this Agreement shall be binding upon, and inure to the benefit of, the parties’ successors and permitted assigns.

[SIGNATORY PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

SOLOMON:

SOLOMON DEVELOPMENT SERVICES – ACWORTH, LLC, a Georgia limited liability company

By:	/s/ Alfred S. Holbrook, III
Name:	Alfred S. Holbrook, III
Title:	Co-Manager

By:	/s/ Daniel T. Needle
Name:	Daniel T. Needle
Title:	Co-Manager

CHT:

CHT ACWORTH GA OWNER, LLC, a Delaware limited liability company

By:	/s/ Kevin Maddron
Name:	Kevin Maddron
Title:	Senior Vice President

ALFRED S. HOLBROOK, III, in his individual capacity and only with respect to the representations, warranties, and covenants contained in Section 15 of this Agreement:

/s/ Alfred S. Holbrook

EXHIBIT 1

PROJECT BUDGET

[Intentionally Omitted]

EXHIBIT 2

INITIAL DRAWINGS AND SPECIFICATIONS

APPROVED BY SOLOMON AND OWNER

[Intentionally Omitted]

EXHIBIT 3

PROJECT CONSULTANTS

[Intentionally Omitted]

EXHIBIT 4

FORM OF MONTHLY REPORT

[Intentionally Omitted]

EXHIBIT 5

PROJECT SCHEDULE

[Intentionally Omitted]

EXHIBIT 6

SCHEDULE FOR PAYMENT

OF

SOLOMON DEVELOPER FEE

[Intentionally Omitted]

EXHIBIT 7

INSURANCE REQUIREMENTS

[Intentionally Omitted]

EXHIBIT 8

[Intentionally Omitted]